Exhibit 5.1

Stikeman Elliott LLP        Barristers & Solicitors

Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C., Canada V6C 2X8

Tel: (604) 631-1300       Fax: (604) 681-1825       www.stikeman.com

October 16, 2015

XBiotech Inc.
8201 E. Riverside Drive
Building 4, Suite 100
Austin, TX 78744
USA

Ladies and Gentlemen:

Re:	XBiotech Inc. – Registration Statement on Form S-8

We have acted as Canadian counsel to XBiotech Inc. (the “Company”), a British Columbia company, in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration pursuant to the United States Securities Act of 1933, as amended, of 5,715,915 common shares without par value in the capital of the Company (the “Plan Shares”), which may be issued to participants pursuant to awards granted or that may be granted under (i) the Company’s 2005 Incentive Stock Option Plan (the “2005 Plan”) and (ii) the Company’s 2015 Equity Incentive Plan (the “2015 Plan”, and together with the 2005 Plan, the “Plans”).

This opinion is being delivered in connection with the Registration Statement, to which this opinion is attached as an exhibit.

For the purpose of giving this opinion we have examined, among other things, a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof with respect to certain factual matters, the Registration Statement and the Plans, and, we have considered such questions of law and examined such statutes, regulations, orders, certificates, records of corporate proceedings and other documents as we have considered necessary for the purpose of rendering this opinion.

In examining all documents and in providing our opinion below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	all facts set forth in the certificates supplied by the officers of the Company including, without limitation, the Officer’s Certificate are complete, true and accurate as of the date hereof;

(f)	any awards were validly granted or will be validly granted in accordance with the terms of the 2005 Plan or the 2015 Plan, as applicable; and

(g)	prior to the issuance and delivery of the Plan Shares the Company will receive the full consideration in respect of the Plan Shares.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion.

Based on and relying on the foregoing, we are of the opinion that upon the allotment of the Plan Shares by the board of directors of the Company, the Plan Shares, when issued in accordance with the terms of the Plans and any agreements thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours Truly,

/s/ Stikeman Elliott LLP